PAULA S. MORELLI, CPA
21 Martha Street
Freeport, NY 11520
Phone/Fax: (516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
Clayton, Dunning Group, Inc.

I consent to the use in this Registration Statement on Form SB-2 of my name under “Experts” in the prospectus and to my report included therein relating to the consolidated financial statements of Clayton, Dunning Group, Inc. and subsidiary.

Paula S. Morelli, CPA

Freeport, New York
October 6, 2005